Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-71327), Registration Statement on Form S-8 (No. 333-92423), Registration Statement on Form S-8 (No. 333-104497), Registration Statement on Form S-8 (No. 333-115735), Registration Statement, including Post-Effective No. 1, on Form S-8 (No. 333-152022), Registration Statement on Form S-8 (No. 333-190406), Registration Statement on Form S-8 (No. 333-190405), Registration Statement, including Post-Effective No. 1, on Form S-3ASR (No. 333-178093) and Registration Statement on Form S-3ASR (No. 333-188309), of our report dated February 21, 2014 (March 25, 2014 as to the reverse unit split described in Note 1) relating to the combined and consolidated financial statements of Enable Midstream Partners, LP (previously named CenterPoint Energy Field Services, LLC) and subsidiaries, (collectively the "Partnership") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined and consolidated financial statements of Enable Midstream Partners, LP from the historical accounting records maintained by CenterPoint Energy, Inc. and its subsidiaries and includes an explanatory paragraph relating to the retrospective application of the reverse unit split described in Note 1) included in this current report on Form 8-K of OGE Energy Corp. filed on November 12, 2014.

/s/ Deloitte & Touche LLP

Houston, Texas
November 12, 2014